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                                                                    EXHIBIT 23.1




                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Tenet Healthcare Corporation:

We consent to the use of our reports dated July 25, 2000, incorporated by reference in the Registration Statement on Form S-4 of Tenet Healthcare Corporation, relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1999 and 2000, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three year period ended May 31, 2000, and the related schedule, and to the reference to our firm under the headings "Selected Financial Information" and "Experts" in the prospectus.

Our reports refer to a change in the method of accounting for start-up costs in fiscal 2000.


                                          KPMG LLP


Los Angeles, California
September 25, 2000